                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

Columbia Laboratories (Bermuda) Ltd.
Columbia Laboratories (France) SA
Columbia Laboratories (UK) Limited
Columbia Research Laboratories, Inc.